Exhibit 99.(k)(10)

FILE NO. 238
FOREIGN EXCHANGE CONTRACT
ARTICLE SIXTEEN
LAW OF INTERNATIONAL FOREIGN EXCHANGE

BETWEEN
BANCO CENTRAL DE CHILE
AND
THE CHILE FUND, INC.

In Santiago de Chile, on August 16, 1989, before me, IVAN TORREALBA ACEVEDO, Chilean nationality, married, attorney and regular notary public of the thirty-third notary’s office of Santiago, identity card number 3.417.990-5, domiciled in Morande 432 of the municipality of Santiago, there appeared: Mr. MANUEL CONCHA MARTINEZ, Chilean nationality, married, engineer, Santiago identity card No. 3.896.718-5, in his capacity as President of Banco Central de Chile, and in representation thereof, both domiciled in this city, called Agustinas No. 1180, the party of the first part, and the party of the second part, Mr. CARLOS OLIVOS MARCHANT, Chilean nationality, married, attorney, Santiago identity card number 4.189.536¬5, in representation of “The Chile Fund, Inc.”, a corporation organized in accordance with the laws of the state of Maryland, United States of America, domiciled in One Citicorp Center, 153 East 53rd Street, New York, and domiciled for the purposes of this Contract in this city, called Agustinas No. 1350, second floor, who state that they agree to execute the following contract in accordance with the terms of article 16 of Ministry of Economy, Development and Reconstruction Supreme Decree No. 471 dated 1977, commonly known as “Law of International Foreign Exchange”.

FIRST:  The Superintendence of Securities and Insurance, by means of Resolution No. 125 dated August 8, 1989, authorized The Chile Fund, Inc. to operate in Chile as a Foreign Capital Investment Fund, pursuant to the terms of Law No. 18.657.

SECOND:  On this same date, the State of Chile, by means of public document subscribed before the Notary who legalized this instrument, has executed with The Chile Fund, Inc. a foreign investment contract pursuant to the provisions set forth in Law No. 18.657 and Decree-Law No. 600 dated 1974 and amendments thereto.

THIRD:  By virtue of the provisions set forth in the Foreign Investment Contract mentioned in the preceding clause, The Chile Fund, Inc. has, among others, the right to access the foreign exchange market for the purpose of acquiring, under the terms set forth in the aforementioned contract, the necessary foreign currency to transfer overseas imported capital as well as proceeds yielded from its investments in Chile.

FOURTH:  In accordance with the provisions set forth by Banco Central de Chile Executive Committee at its Meeting No. 1952 held on August 9, 1989, Resolution No. 1952-21-

890.809, Banco Central de Chile hereby agrees to grant to The Chile Fund, Inc. the following system for the purposes of exercising the rights referred to in the preceding clause:

ONE:  With respect to the right of access to the foreign exchange market in order to transfer overseas the capital imported and paid, which right is conferred upon The Chile Fund, Inc. by virtue of sub-paragraph a) of clause sixth of the aforementioned contract, it is stipulated that Banco Central de Chile shall authorize the corresponding remittals against submittal of the pertinent application, which shall be made through a banking institution authorized to operate on international currency exchange markets, accompanied by a copy of the plan or plans of sale, total or partial, of the currency repurchased, if such is, and of a certificate issued by the Executive Secretary of the Foreign Investment Committee attesting that The Chile Fund, Inc. has met the requirements for remittal of capital and that the Contract identified in clause second hereof is in force.

TWO: With respect to the right to transfer overseas the foreign currency corresponding to proceeds from Fund investments, which right is recorded under sub-paragraph b) of clause sixth of the aforementioned contract, it is agreed that Banco Central de Chile shall authorize access to the foreign exchange market and the respective remittal against submittal of the pertinent application, which shall be made through a banking institution authorized to operate on international currency exchange markets, accompanied by a certificate issued by the Executive Secretary of the Foreign Investment Committee accrediting that the contract mentioned in clause second hereof is in force, and by a statement signed by the Fund legal representative in Chile and the Fund accountant stating that the sums to be remitted overseas correspond to proceeds from Fund investments indicating the period in which they were produced and that they are in accordance with the provisions set forth in the regulations in force for the Fund. Such statement shall be accompanied by an opinion rendered by a company of independent auditors registered with the Superintendence of Securities and Insurance, which opinion may be issued based on a selected review of Fund financial statements. Likewise, a copy of the voucher or statement shall be attached thereto indicating that the flat income tax referred to in article 15 of Law No. 18.657 has been withheld by the Fund’s management company.

FIFTH:  In accordance with the provisions set forth in Agreement No. 1952-21-890.809 of Banco Central de Chile Executive Committee indicated in the preceding clause, Banco Central de Chile hereby agrees to grant to The Chile Fund, Inc., in addition to the system set forth in the preceding clause, the right of access to the foreign exchange market, for the purpose of acquiring from a banking institution authorized to operate on the international currency exchange market, the foreign currency necessary to defray those costs which may be incurred by The Chile Fund, Inc. overseas, by virtue of the costs incurred in its operation abroad, for up to an amount per calendar quarter not to exceed 0.5% of the value of The Chile Fund, Inc. assets in Chile on the last day of the calendar quarter immediately preceding, less a sum equal to the remittal of dividends and interest made during such immediately preceding quarter. The aforementioned concept of expenses shall include remuneration paid to the Fund foreign administrator and the Adviser overseas, as well as those fees applicable to services rendered, stock exchange rights, commissions or taxes originated by virtue of Fund activities overseas.

In order to exercise, on each occasion, the right conferred in the preceding paragraph, The Chile Fund, Inc. shall submit to Banco Central de Chile through a banking institution authorized to operate on the international currency exchange market, and within the first fifteen days of the calendar quarter, an application accompanied by the corresponding documentation, comprising invoices, payment receipts, collection notes and other vouchers for expenses incurred during the previous calendar quarter or to be incurred during the current quarter, which may be reasonably acceptable to Banco Central de Chile; and when applicable and within the first 30 days of the following quarter, the voucher for those expenses for which advance funds were provided during the preceding quarter shall be submitted.

Likewise, the value of The Chile Fund, Inc. assets, determined according to the applicable rules and regulations pertaining thereto, shall be certified to Banco Central de Chile on the corresponding date, by means of a statement signed by the Fund legal representative in Chile and the Fund accountant. Such statement shall be accompanied by the opinion of a company of independent auditors, registered with the Superintendence of Securities and Insurance, rendered in the same manner indicated under number TWO of clause fourth hereof.

For the purposes of this clause, it shall be understood that the Fund shall commence operations on the first day of the calendar quarter immediately following the date of payment of the first contribution of foreign currency imported.

SIXTH:  The Applications referred to in clauses fourth and fifth hereinbefore shall be authorized by Banco Central de Chile, provided they comply fully with all the requirements set forth, within a period of no more than 30 banking days, as of the date of submittal.

In any event submittal of such applications shall give the right to acquire at that same time from the banking institution through which they are submitted, the applicable foreign currency, which acquisition shall be subject to the condition of approval of the respective applications.

Should the respective application be rejected, totally or partially, The Chile Fund, Inc. shall exchange the corresponding foreign currency through a banking institution authorized to operate on international currency markets, other than Banco Central de Chile, within a term of fifteen days from the date on which the rejection was made known, and shall demonstrate the fact to Banco Central de Chile by means of the corresponding voucher, within ten days of such exchange.

SEVENTH:  The foreign currency which The Chile Fund, Inc. may acquire pursuant hereto and to the foreign investment contract indicated under clause second may be acquired by The Chile Fund, Inc. at the most favorable exchange rate it is able to obtain from any banking institution other than Banco Central de Chile authorized to operate on the international currency exchange market.

EIGHTH:  This contract shall remain in force for the period during which the foreign investment contract identified under clause second shall remain in force.

NINTH:  All expenses, fees and taxes required hereby shall be for the account of The Chile Fund, Inc. which further undertakes to deliver to Banco Central de Chile two legalized copies hereof, within the period of 30 days as of the date of execution hereof.

TENTH:  This contract shall be governed by the laws of the Republic of Chile, and the parties hereto establish their domicile in the city of Santiago, and submit to the jurisdiction of the law courts of such city, extending for such purpose the respective jurisdiction thereof.

The legal capacity of Mr. Carlos Olivos Marchant for The Chile Fund, Inc. is evidenced by power of attorney granted by virtue of public document dated June 19, 1989 at this notary’s office, which is not inserted herein, being known to the parties.

The legal capacity of Mr. Manuel Concha Martinez for Banco Central de Chile is evidenced by means of Executive Committee Resolution No. 1952-21-890.809 of such Institution, which is not inserted herein, being known to the parties.

The holder of the authorized copy of this document is empowered to require the applicable registrations, sub-registrations and entries. In witness whereof, after reading, they sign. A copy is provided and registered in the FILE under No. 238. I HEREBY CERTIFY /signature/

SIGNATURES:

	/signed/		/signed/
1.	-MANUEL CONCHA MARTINEZ President	2.	-CARLOS OLIVOS MARCHANT in representation of
	BANCO CENTRAL DE CHILE		“THE CHILE FUND, INC.”

/notarial seal/

	/rubber stamp/:	This is a true copy of the original.
Santiago, August 22, 1989
IVAN TORREALBA ACEVEDO
Notary Public